Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-          , No. 333-138440, No. 333-101347, No. 333-33026 and No. 333-79911), Form S-8 (No. 333-156447, No. 333-101346 and No. 333-75738) and Form S-4 (No. 333-37225) of Eastern Virginia Bankshares, Inc. and subsidiaries of our report dated March 3, 2008 relating to our audits of the consolidated financial statements and internal control over financial reporting, included in and incorporated by reference in the Annual Report on Form 10-K of Eastern Virginia Bankshares, Inc. for the year ended December 31, 2007.

Winchester, Virginia

February 9, 2009